Exhibit 99.1

Suite 1600 - 777 Dunsmuir Street
P.O. Box 10425, Pacific Centre
Vancouver, BC V7Y 1K4
telephone: 604.689-7317 facsimile: 604.688.0094

FOR IMMEDIATE RELEASE

LUNA AND YUNNAN NONFERROUS MINING AND GEOLOGY LTD. TO JOINTLY EXPLORE THE GONGGUO GOLD PROJECT, YUNNAN PROVINCE, CHINA

Vancouver, BC (May 18, 2004) - Luna Gold Corp. (TSXV-LGC.U) ("Luna") announces that it has entered into a formal co-operative agreement with Yunnan Nonferrous Mining and Geology Ltd. ("YNMG") pursuant to which the parties have agreed to establish a Sino-Foreign Co-operative Joint Venture company in Yunnan Province, PRC.

Joint Venture

The joint venture company will be called the Xinlong Mineral Resources Co. Ltd. It will be established for the purpose of jointly exploring and, if successful, mining any viable deposits discovered in the Gongguo area of the Yunnan, Province, PRC.

Pursuant to the terms of the co-operative agreement, Luna has agreed to invest, at its option, a total of US$3.05 million over three years to earn an 80% interest in the co-operative company. After Luna has earned its 80% interest, contributions to the co-operative company will be made pro rata, provided that YNMG's interest can be diluted to not less than 10% if it elects not to make cash contributions.

If Luna elects to terminate the co-operative agreement at any time, all unexpended amounts that Luna may have paid to the co-operative company will be returned to Luna and all rights to the property will be returned to YNMG.

Gongguo Project

The Gongguo Project is located in the Yunlong County, West Yunnan, approximately 510 kilometres southwest of  Kunming, the largest city in the Yunnan Province.

The parties have agreed to jointly explore for gold, silver and base metals in an area that covers approximately 420 square kilometres. Within this area there are three Exploration Rights (Sanqicun; Gongguo; and Waiyao - Xiamaizhang) and one Mining Right at Xiaoganqin that will be transferred to the co-operative company by YNMG. The Mining Right at Xiaoganqin is located within the Exploration Right at Gongguo.

A mineralized gold belt known as the Gongguo Gold Belt has been identified in this area. This gold belt is associated with the Liacangijiang Fault that is part of the Himalaya tectonic zone. This belt is about 35 kilometres long and 10 kilometres wide.  Luna has retained the services of an independent geologist who is preparing a 43-101 report respecting the properties for filing with the TSX Venture Exchange.

New Director

Mr. Kit Lee has agreed to join the Board of Directors of Luna.  Mr. Lee, employed with Placer Dome Inc. from 1970 to 1987, worked as a Senior Geologist in charge of project generation in South East Asia, and has extensive experience in the South East Asia Basin including Papua New Guinea, Malaysia, Australia, Cambodia and China. He was part of the team that led to Placer's success in developing the Kidston Gold Mine, Porgera Gold Mine and Misima Gold Mine.

In 1987, Kit joined Niugini Mining Ltd. as Exploration Manager Asia and Manager Ore Reserves where he led the team to the discovery for a new gold belt at Loei, Thailand including a deposit of 5 million tons at 3.5 gpt Au and 0.5% Cu.  He also successfully completed the acquisition of the Red Dome Gold Copper Mine in Australia and recognized the potential to double the open pitable reserves from 3 million tons to 7 million tons at 3 gpt Au and 1% Cu.

From 1994 to 2000, Kit was the President of Zen International Resources Ltd., which he founded with a mandate to investigate mining opportunities in China.  During his tenure at Zen, Kit identified a package of very attractive gold and copper projects in China.  Zen obtained full governmental approvals for the first Sino-Foreign Joint Venture for the Zijinshan gold copper project located in the Fujian Province.

From 2000 to the present, Kit has provided consulting services for projects in Cambodia, Australia, and Malaysia.

For further information contact David De Witt at (604) 687-9931 (extension 245).

On behalf of the Board of Directors

LUNA GOLD CORP.

"David De Witt"
David De Witt, President

Website: www.lunagold.com

For further information contact Investor Relations (604) 689-7317

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents herein.